SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

Variable Insurance Products Fund
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

August 13, 2004

«Name»

«Company»

«ADDRESS1»

«ADDRESS2»

«ADDRESS3»

«City»

Dear «Sal»:

This letter is to inform you that on November 17, 2004 there will be a special meeting of shareholders of funds within the Variable Insurance Products Fund I/II/III/IV (VIP I/II/III/IV) trusts. The funds include those listed in the table below. The purpose of this meeting is to consider and act upon several proposals.

Prior to the meeting, a proxy of contract holders of record at the close of business on September 20, 2004 will be required. Although Fidelity will incur the costs of the printing and mailing of the proxy statements in addition to the tabulation of contract holder votes, your company will still need to be actively involved in the process. Since we are still in the planning stage, it would be beneficial to get some estimated quantities ASAP, so that we can order the necessary statements for your policyholders. Please refer to your participation agreement for questions regarding your company's responsibilities.

We encourage you to utilize the services of Management Information Services Corporation (MIS) in Norwell, Massachusetts to handle the distribution of the proxy materials to, and the tabulation of votes from, your contract holders. MIS has been a Fidelity Investments mutual fund proxy solicitor since 1985 and is the nation's leading mailer and tabulator of variable product proxies as well. MIS is very knowledgeable in all areas of annuity proxy solicitation and will provide a turnkey service including all of the proportional voting of your separate account share positions to Fidelity.

We know that many of the insurance companies which have separate accounts invested in VIP I/II/III/IV already have existing business relationships with MIS. If you currently use MIS to manage your proxies, please call Stephanie Camerlengo at 781-740-3431 at your earliest convenience to discuss the specifics of your portion of the VIP I/II/III/IV proxy.

If you are not familiar with MIS, Stephanie Camerlengo will be pleased to provide you with a complete outline of their services and a cost estimate based on your needs. You will find MIS particularly helpful in assisting your data processing people with organizing and submitting your contract holder data in the proper format. Moreover, their ability to systematically prepare all of your proportional voting summaries will save you considerable time and effort. Should you have any qualms about sending your files to an outside service; MIS will prepare and sign a confidentiality agreement for your records.

Hopefully, you will consider using MIS for this process, however, if you have any additional questions or concerns, please do not hesitate to contact me at 401-292-6344.

Sincerely,

/s/ Brian Haseltine

Brian Haseltine

Senior Manager, Client Relationship Management

Contract holders should read the proxy statement when it is available because it contains important information. The proxy statement will be available, without charge, from the EDGAR Database on the SEC's website (http://www.sec.gov) or by contacting Fidelity.